ADMINISTRATION AGREEMENT


         This Agreement, dated as of the 7th of July, 1986, made by and between FIRST INVESTORS LIFE SERIES FUND (the Fund), a Massachusetts business trust; FIRST INVESTORS MANAGEMENT COMPANY, INC. (FIMCO), a corporation duly organized and existing under the laws of the State of New York; FIRST INVESTORS CORPORATION (FIC), a corporation duly organized and existing under the laws of the State of New York; ADMINISTRATIVE DATA MANAGEMENT CORP. (ADM), a corporation duly organized and existing under the laws of the State of New York.

                                WITNESSETH THAT:

         WHEREAS, FIMCO and FIC are the national distributors of the shares of the Fund; and

         WHEREAS, ADM has agreed to act as transfer agent of the Fund, as its dividend disbursing agent, and as administrator of the Dividend Reinvestment, Share Accumulation and Systematic Withdrawal Accounts of the Fund, and ADM also agreed to act for the Fund in other respects as hereinafter stated; and

         WHEREAS, the parties hereto desire to set forth certain terms relating to the activities of ADM under this Agreement.

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                               THE TRANSFER AGENCY

         Section 1. The Fund hereby appoints ADM as its transfer agent, and ADM accepts such appointment and agrees to act in such capacity upon the terms set forth in this Agreement.

         Section 2. ADM will maintain stock registry records in the usual form in which it will note the issuance and redemption of Shares and the issuance and transfer of Share Certificates, and is also authorized to maintain an account entitled Unissued Share Certificate Account in which it will record the Shares and fractions issued and outstanding from time to time for which issuance of Share Certificates is deferred. ADM is also authorized to keep records, which will be part of the stock transfer records, as well as its records of the Plans, in which it will note the names and registered addresses of Planholders, and the number of shares and fractions from time to time owned by them for which no Share Certificates are outstanding. Each Shareholder or Planholder whether he holds one or more Share Certificates or owns Shares held under one or more Plans, or


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whether he holds or owns Shares by both methods, will be assigned a single account number.

         Section 3. Whenever Shares are purchased for Planholders, the Fund authorizes ADM to dispense with the issuance and countersignature of Share Certificates. In such case ADM, as transfer agent, shall merely note on its stock registry records the issuance of the Shares and fractions, (if any), shall credit the Unissued Share Certificate Account with the Shares and fractions to the respective Planholders. Likewise, whenever ADM has occasion to surrender for redemption Shares and fractions owned by Planholders, it shall be unnecessary to issue Share Certificates for redemption purposes. The Fund authorizes ADM in such cases to process the transactions by appropriate entries in its stock transfer records, and debiting of the Unissued Share Certificate Account and the record of issued Shares outstanding. Whenever Planholders are entitled to the issuance of Share Certificates for Shares held under Plans, the Fund authorizes ADM as transfer agent, to countersign Share Certificates for issuance and delivery, and to debit the Unissued Certificate Account.

         Section 4. ADM in its capacity as transfer agent will, in addition to the duties and functions above-mentioned, perform the usual duties and functions of a stock transfer agent for a corporation. It will countersign for issuance or reissuance of Share Certificates representing original issue or reissued treasury Shares as directed by the Written Instructions of the Fund, and will transfer Share Certificates registered in the name of Shareholders from one Shareholder to another in the usual manner. ADM may rely conclusively and act without further investigation upon any list, instruction, certification, authorization, Share Certificate or other instrument or paper believed by it in good faith to be genuine and unaltered, and to have been signed, countersigned, or executed by a duly authorized person or persons, or upon the instructions of any Officer of the Fund, or upon the advice of counsel for the Fund or for ADM. ADM may record any transfer of Share Certificates which is believed by it in good faith to have been duly authorized or may refuse to record any transfer of Share Certificates if in good faith ADM in its capacity as transfer agent deems such refusal necessary in order to avoid any liability either to the Fund or ADM. The Fund agrees to indemnify and hold harmless ADM from and against any and all losses, costs, claims and liability which it may suffer or incur by reason of so relying or acting or refusing to act in good faith.


                        THE DIVIDEND DISBURSEMENT AGENCY


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         Section 5. Upon declaration of each dividend and each capital gains distribution by the Board of Trustees of the Fund, the Fund shall notify ADM of the date of such declaration, the amount payable per share, the record date for determining the Shareholders entitled to payment, the payment date, and the reinvestment date, the price for which is to be used to purchase Shares for reinvestment.

         Section 6. On or before each payment date, the Fund will transfer, or cause the Custodian to transfer, to ADM in its capacity as dividend disbursing agent, the total amount of the dividend or distribution currently payable and ADM in such capacity will on the designated payment date mail distribution checks to the Shareholders for the proper amounts payable to them except as follows:

         Dividends and capital gains distributions directed to be reinvested under Plans will be transferred to ADM in its capacity as administrator for application as provided in Section 11.

                           ADMINISTRATION OF THE PLANS

         Section 7. The Fund, FIMCO and FIC hereby appoint ADM as administrator of the Plans, and ADM accepts such appointment and agrees to act in such capacity upon the terms set forth in this Agreement. As provided Section 2, ADM will maintain records, which will be part of the stock registry records as well as its records of the administration of the Plans, in which it will note the transactions effected for the respective Planholders and the number of Shares and fractions from time to time owned by them for which no Share Certificates are outstanding.

         Section 8. FIMCO, FIC and the Fund will from time to time keep ADM fully informed of the names of all Planholders who are entitled to purchase Shares at reduced offering prices and of the respective prices which are applicable to each of such Planholders. ADM may conclusively rely on such information in placing orders for Shares on behalf of Planholders.

         Section 9. It will be the practice of ADM to process payments by planholders received by its mutual funds department in acceptable form until the time of the closing of the New York Stock Exchange on each day on which said exchange is open since the same time on the prior business day in which said exchange was open, and to obtain from FIMCO, FIC or the Fund a quotation (on which it may conclusively rely) as of the close of the said exchange. ADM will proceed to calculate the amount available for investment in Shares at the public offering price so quoted, (and, if applicable), the amounts to be invested as between commissions of dealers, shares of FIMCO, or FIC and net asset value to be deposited with the Custodian. ADM while the public


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offering price so quoted is still in effect, will, as agent for sundry
Planholders, place an order with FIMCO or FIC for the proper number of Shares and fractions, will advise FIMCO or FIC of the breakdown of the total purchase price as between discount of dealers, shares of FIMCO or FIC and net asset value and will confirm said figures to FIMCO or FIC in writing.

         Section 10. ADM will thereupon set aside the commissions of dealers, and share of FIMCO and FIC and will pay over the balance available (net asset value) to the custodian and will furnish said custodian with the Statements required by the Custodian Agreement. Said Custodian will deposit the net asset value in the Principal Account under the Custodian Agreement. ADM will credit the Bank's account of FIMCO or FIC for its share. The proper number of Shares and fractions will then be issued and credited to the Unissued Certificate Account, and the Shares and fractions purchased for each Planholder will be credited to his separate account. ADM will thereupon mail to each Planholder a confirmation of the purchase, with copies to the Fund and the proper dealers, if the Fund so requests. Such confirmation will show the prior and new share balance, the Shares held under the Plans and Shares (if any) for which Stock Certificates are outstanding, the amount invested, the price paid and other data.

         ADM will remit commissions to the proper dealers weekly or at other convenient intervals, as agreed upon between the Fund and ADM.

         Section 11. As and when the Fund declares dividends or capital gains distributions, it will promptly quote to ADM the net asset value per share at the close of business in the reinvestment date, whereupon as soon as it can calculate the total of such dividend or distributions it will receive for reinvestment, ADM will advise the Fund of the amount which will be available for reinvestment on the payment date and the number of Shares and fractions to be issued. Upon receipt of the amount of the dividends or distributions to be reinvested under Plans, ADM will pay over such amount to the Custodian for deposit in the Principal Account under the Custodian Agreement, whereupon the Shares and fractions purchased for the Plans will be issued pursuant to a Statement of ADM and will be credited to the Unissued Certificate Account. ADM will credit the Shares and fractions so purchased to the separate accounts maintained for the respective Planholders, and will promptly mail to each Planholder a confirmation of the purchase, with a copy to the Fund, showing the prior and new share balance.


         Section 12. Whenever a Shareholder shall deposit Shares represented by Share Certificates in an investment plan or systematic withdrawal plan or other plan permitting deposit of


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Shares thereunder, ADM as transfer agent is authorized upon receipt of Share
Certificates registered in the name of the Shareholder, or if not so registered in due form for transfer, to cancel such Share Certificates, to debit the individual stock accounts and to credit the Shares to the Unissued Certificate Account. ADM as plan administrator will credit the Shares to be deposited to the proper plan accounts. In the event that a Planholder shall desire to deposit under a systematic withdrawal plan Shares held in an investment plan or other like plan, ADM will accomplish such deposit by proper debiting and crediting of plan accounts.

         Section 13. ADM will administer the systematic withdrawal plans for the Planholders. ADM will note in such accounts the share balances from time to time, the additional Shares purchased with the reinvested dividends and distributions, and the Shares redeemed to provide the withdrawal payments. Confirmations will be mailed to the Planholders reflecting each transaction, with copies to the Fund.

         Section 14. Whenever ADM shall have received requests from Planholders to redeem Shares and remit proceeds, or whenever ADM is required to redeem Shares to make withdrawal payments under systematic withdrawal plans or the like, ADM will advise the Fund that it has Shares for redemption, stating the number of Shares and fractions to be redeemed. The Fund will then quote to ADM the applicable net asset value of redemption price, whereupon ADM will furnish the Fund with an appropriate confirmation of the redemption and will process the redemption by filing with the Custodian an appropriate statement of ADM as may be required by the Custodian Agreement. The Custodian shall be authorized to pay over to ADM as administrator, the total redemption price stated in the Statement of ADM for proper distribution and application. The stock registry books recording outstanding Shares, the Unissued Certificate Account and the individual accounts of the Shareholders shall be properly debited.

         Section 15. The practices and procedures of ADM and the Fund above outlined in Sections 7 to 14, inclusive, may be altered or modified from time to time as may be mutually agreed by the parties to this Agreement, so long as the intent and purposes of the Plans, as stated from time to time in the prospectus of the Fund, are observed. For special cases, the parties hereto may adopt such procedures as may be appropriate or practical under the circumstances and ADM may conclusively assume that any special procedure which has been approved by the Fund, does not conflict with or violate any requirements of its Declaration of Trust, By-Laws or prospectus, or any rule, regulation or requirement of any regulatory body.

         Section 16. ADM in acting for Planholders, or in any


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other capacity set forth in this Agreement, shall incur no liability for any actions taken or omitted in good faith, nor shall ADM be personally liable for any taxes, assessments or governmental charges which may be levied or assessed on any basis whatsoever in connection with the administration of the Plans, excepting only for taxes assessed against it in its corporate capacity out of its compensation hereunder.

                                  MISCELLANEOUS

         Section 17. In addition to the services as transfer agent, dividend disbursing agent and administrator as above set forth, ADM will perform other services for the Fund as agreed from time to time, including but not limited to preparation of Federal 1099 forms, mailing of quarterly and semi-annual reports of the Fund, preparation of one annual list of Shareholders, and preparing notices of Shareholders meeting, proxies and proxy statements.

         Section 18. The Fund, FIMCO and FIC agree to pay ADM compensation for its services and to reimburse it for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such schedule approved by the Fund, FIMCO FIC and ADM. Said payments and reimbursements shall be allocated between the Fund, FIMCO and FIC as they may agree.

         Section 19. ADM may from time to time in its sole discretion delegate some or all of its duties hereunto to any affiliate(s) which shall perform such functions as the agent of ADM. To the extent of such delegation, the term "ADM" in this Agreement shall be deemed to refer to both ADM and such affiliate(s) or either of them, as the context may indicate.

         Section 20. Nothing contained in this Agreement is intended to or shall require ADM, in any capacity hereunder to perform any functions or duties on any holiday or other day of special observance on which ADM is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the New York Stock Exchange and the Bank are open.

         Section 21. All terms used herein, which are defined in the Custodian Agreement, shall have the same meanings as set forth therein. In addition, the following terms as used in this Agreement shall have the meaning set forth below unless the context otherwise requires:

         Plan: The term "Plan" shall include such Dividend Reinvestment Accounts, Share Accumulation Accounts, Systematic Withdrawal Plans and other types of plans or accounts in form acceptable to ADM, which the Fund may from time to time adopt and


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make available to its Shareholders, including plans or accounts adopted for pension and profit sharing plans established by self-employed individuals, partnerships, individuals, corporations and not for profit organizations.

         Planholder: The term "Planholder" shall mean a Shareholder who at the time of reference is participating in a Plan.

         Section 22. This Agreement may be terminated by any party to this Agreement by giving at least sixty (60) days advance written notice stating when thereafter such termination shall be effective. Such termination shall only be effective with respect to the rights, obligations and duties as between the non-terminating parties. In case such notice of termination is given by either ADM or the Fund, the Board of Trustee of the Fund shall, by resolution duly adopted, promptly appoint a successor to ADM, to serve upon the terms set forth in this Agreement as then amended and supplemented. Unless and until a successor to ADM has been appointed as above, provided ADM shall continue to perform according to the terms of this Agreement and shall be entitled to receive all the payments and reimbursement to which it is entitled under this Agreement.

         Section 23. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 24. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided however that this Agreement shall not be assignable by the Fund without the written consent of the Fund, authorized or approved by a resolution of its Board of Trustees.

         Section 25. This Agreement shall be governed by the laws of the State of New York.

         Section 26. Notwithstanding any provision of law to the contrary, FIMCO, FIC and ADM hereby severally waive any right to enforce this Agreement against the individual and separate assets of any shareholders of the Fund, or of any other series of the Fund.

         Section 27. This Agreement shall apply separately to each series of the Fund (now existing or hereafter established) and the assets and records of each such series shall be kept separate and apart from the assets and records of every other series to the same extent as if a separate agreement had been executed on behalf of each series.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and the year first above written.

ATTEST:                                      FIRST INVESTORS LIFE SERIES FUND


/s/ C. Durso                                 BY:  Andrew J. Donohue
---------------------------------------      -----------------------------------
Concetta Durso, Secretary                    Andrew J. Donohue, President
[Seal]


ATTEST:                                      FIRST INVESTORS MANAGEMENT COMPANY,
                                             INC.


/s/ Andrew J. Donohue                        BY:  /s/ Glenn O. Head
---------------------------------------      -----------------------------------
Andrew J. Donohue, Secretary                 Glenn O. Head, Chairman
and Counsel
[Seal]


ATTEST:                                      FIRST INVESTORS CORPORATION


/s/ Andrew J. Donohue                        BY: /s/ Glenn O. Head
---------------------------------------      -----------------------------------
Andrew J. Donohue, Secretary                 Glenn O. Head, Chairman
and Counsel
[Seal]


ATTEST:                                      ADMINISTRATIVE DATA MANAGEMENT
                                             CORP.


/s/ Andrew J. Donohue                        BY: /s/ Glenn O. Head
---------------------------------------      -----------------------------------
Andrew J. Donohue, Secretary                 Glenn O. Head, Chairman
and Counsel
[Seal]


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                         ADM TRANSFER AGENT FEE SCHEDULE
                         -------------------------------

         Monthly Account Maintenance                 $0.65 per account
         New Accounts                                $5.00 per account
         Payments                                    $0.75 per payment
         Exchanges                                   $5.00 per transaction
         Liquidations                                $5.00 per transaction
         Transfers                                   $10.00 per transaction
         Certificates Issued                         $3.00 per certificate
         Systematic Withdrawal Checks                $1.00 per check
         Dividend Processing                         $0.45 per dividend
         Reports requested by a Government           $1.00 per account
         Agency


Minimum Monthly Income: If the minimum monthly income from the above transaction charges does not equal $500.00, the Fund, FIMCO or FIC will promptly pay the deficiency to ADM.

Out-of-Pocket Expenses: In addition to the above charges, the Fund, FIMCO or FIC shall reimburse ADM for all out-of-pocket costs including but not limited to postage, insurance, forms relating to Shareholders or the Fund, envelopes and other similar items, and will also reimburse ADM for counsel fees, including fees for the preparation of the Administration Agreement and review of prospectus and application form.


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